Exhibit 99.1

Rasna Therapeutics Announces Upgrade to OTCQX®

NEW YORK, NY – April 12, 2017 – Rasna Therapeutics, Inc. (OTCQX: RASP), a clinical-stage biotechnology company focused on delivering novel therapeutics and biomarkers for acute myeloid leukemia (AML) patients, today announced it has qualified and is now trading on the OTCQX® Best Market, operated by OTC Markets Group.

The OTCQX market is reserved for established, investor-focused U.S. and global companies that meet high financial standards, provide timely news and disclosure to investors, and are sponsored by a professional third-party advisor.

“The uplisting of Rasna Therapeutics to OTCQX is an important stepping stone on our development path,” commented Alessandro Padova, Chairman of Rasna Therapeutics, “As we look to expand our portfolio of therapeutics under development, our entry into a more liquid market should provide the benefits of access to a broader pool of capital and greater visibility within the financial community, progressing towards a full listing on Nasdaq in due course.”

U.S. investors can find current financial disclosure and Real-Time Level 2 quotes for RASP on http://www.otcmarkets.com/stock/RASP/filings

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About Rasna Therapeutics, Inc.

Rasna Therapeutics, Inc. is a biotechnology company focused primarily on the high unmet need that exists for leukemias. Rasna’s primary indication is acute myeloid leukemia (AML) which may be fatal within weeks to months, has a 5-year survival rate of only about 25% and very poor prospects for long-term survival of patients. The company has a balanced portfolio with clinical programs targeting three druggable intervention points with potential to improve safety and efficacy of current AML combination therapies, around which it has robust IP and substantial freedom to operate: RASP-101, an established anticancer therapeutic for treating nucleophosmin (NPM1) mutated acute myeloid leukemia (AML); RASP-201, an inhibitor of lysine specific histone demethylase 1 (LSD1 or KDM1A), which is overexpressed in several human cancers including AML and plays an important role in epigenetic modification that contributes to cellular proliferation; and, RASP-301, an high affinity NPM1 binding molecules exhibiting selective cytotoxic activity on AML cells.

Rasna Therapeutics Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995, regarding the research, development and commercialization of pharmaceutical products. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Forward-looking statements in the press release should be evaluated together with the many uncertainties that affect Rasna Therapeutics’ business and Rasna Therapeutics undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact

Tiziano Lazzaretti

Chief Financial Officer

Rasna Therapeutics Inc.

E-mail: tlazzaretti@rasna.com

Rasna Therapeutics, Inc.

420 Lexington Avenue

Suite 2525

New York, NY 10170

USA